JOY GLOBAL INC.

News Release

Contacts:

At the Company:	At Financial Relations Board:
James H. Woodward, Jr.	George Zagoudis
Executive Vice President and	Analyst Contact
Chief Financial Officer	312-640-6663

414-319-8507

FOR IMMEDIATE RELEASE

THURSDAY, SEPTEMBER 20, 2007

JOY GLOBAL INC. REAFFIRMS FISCAL 2007 GUIDANCE

Milwaukee, WI – September 20, 2007 – Joy Global Inc. (NASDAQ: JOYG), a worldwide leader in high-productivity mining solutions, announced today that as part of the Analyst Day investor presentations in New York City, management has reaffirmed guidance for Fiscal 2007. The Company continues to expect revenues to be in the range of $2.50 to $2.55 billion with fully diluted earnings per share to be in the range of $2.65 to $2.70.

About the Company

Joy Global Inc. is a worldwide leader in manufacturing, servicing and distributing equipment for surface mining through P&H Mining Equipment and underground mining through Joy Mining Machinery.

Forward Looking Statements

The forward-looking statements in this press release are based on our current expectations and are made only as of the date of this press release. We undertake no obligation to update forward-looking statements to reflect new information. We cannot assure you the projected results or events will be achieved. Because forward-looking statements involve risks and uncertainties, they are subject to change at any time. Such risks and uncertainties, many of which are beyond our control, include, but are not limited to: the duration of the recovery of the international coal and copper commodity markets and the downturn in U.S. coal markets; sustained economic growth and stability in China and our continued access to the Chinese market for mining equipment; the cyclical nature of our original equipment businesses and the high costs of our manufacturing operations that can result in the under-absorption of manufacturing expenses; increased costs and constraints on the supply of major purchased items such as steel, castings, forgings and bearings can adversely affect profits and revenues; the large size and cost of our products that means that the timing of individual orders and shipments can cause fluctuations in our operating results; our significant international operations are subject to many uncertainties, meaning that a reduction in international sales or unfavorable change in foreign exchange rates could affect our financial results; possible adverse tax rulings; potential strikes or other labor union actions; inability to recover lost profits on uncollectible accounts receivable; the highly competitive environment that we operate in means that the actions of our competitors can affect

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100 E Wisconsin Ave Suite 2780 Milwaukee WI 53202 ( PO Box 554 Milwaukee WI 53201-0554 ( 414/319/8501

Joy Global Inc.

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our financial performance; regulations affecting the mining industry or electric utilities may adversely impact demand for our products; our growth may be hindered if we are unable to hire or retain qualified employees; unexpected adverse results in litigation or arbitration may reduce our profits; difficulties in integrating business operations we acquire could negatively impact the results of those acquired operations; and other risks, uncertainties and cautionary factors set forth in our public filings with the Securities and Exchange Commission.

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